Exhibit 99.1

Steel Partners Holdings Declares Regular Quarterly Distributions

On its Series A Preferred Units

NEW YORK, N.Y. -- November 16, 2017 -- Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced that its board of directors has declared a regular quarterly cash distribution of $.375 per unit, payable December 15, 2017, to unitholders of record as of December 1, 2017, on its 6% Series A Preferred Units, no par value, that are currently listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SPLPPRA.” The company’s board of directors has also declared a regular quarterly cash distribution of $.271 per unit (representing the amount of the regular quarterly distribution pro rated from the October 12, 2017 date of issuance), payable December 15, 2017, to unitholders of record as of December 1, 2017, on its 6% Series A Preferred Units, no par value, that are currently listed on the NYSE under the temporary ticker symbol “SPLPPRT.”

Any future determination to declare distributions on its Series A Preferred Units, and any determination to pay such distributions in cash or in kind, or a combination thereof, will remain at the discretion of Steel Partners’ board of directors and will be dependent upon a number of factors, including the company’s results of operations, cash flows, financial position and capital requirements, among others.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

For more information, contact:

PondelWilkinson Inc.

Roger S. Pondel, 310-279-5965

rpondel@pondel.com